IMPAC WAREHOUSE LENDING GROUP  Toll Free 800/260.8616
                           1401 Dove Street               www.impaccompanies.com
                           Newport Beach, California 92660


July 29, 2003

Keith Haffner
Geneva Mortgage Corporation
100 North Centre Avenue, Suite 300
Rockville Centre, NY 11570

Re: Warehouse Line Increase

Dear Keith:

Congratulations! Geneva Mortgage Corporation (GMC) has been granted a warehouse line increase from $20,000,000 to $40,000,000, which was made effective June 18, 2003. As a condition of the increase approval, GMC is required to increase the PCFS line to $15,000,000.00 by August 4, 2003. In the event that GMC chooses not to, IWLG may reconsider the increase approval. All other terms and conditions of the PSA Agreement, Annex I, Sellers Warranty Agreement, Sellers Servicing Agreement and Custody Agreement will remain in effect, with the exception of Annex I, section 21 and 37. It is amended to:

        21.(vxiii)  Seller  shall fail to  maintain  a tangible  net worth of no less than $4,664,797.00. The term "tangible net worth" shall mean the excess of all Seller's assets (excluding any value for goodwill, trademarks, patents, copyrights, organization expenses and other similar intangible items) over all its liabilities as completed and determined in accordance with generally accepted accounting principles consistently applied.

        37. Seller and Buyer contemplated that all Mortgage Loans purchased by Buyer and subject to repurchase pursuant to this Master Repurchase Agreement shall have a average daily balance (in pricipal amount) of $20,000,000.00 (the "Minimum Usage Amount"). If, within forty-five (45) days of the date hereof, Seller shall not have sold any Mortgage Loans to Buyer pursuant to this Master Repurchase Agreement, Seller shall promptly pay Buyer $1,500. If at any time after forty-five (45) days after the Seller shall have commenced selling Mortgage Loans to Buyer, pursuant to this Master Repurchase Agreement but the average daily balance (in principal amount) of all Mortgage Loans held by Buyer is less than the Minimum Usage Amount, Seller shall pay Buyer a fee to be determined by Buyer in its sole discretion, provided, however such fee shall not exceed $1,500 during any thirty (30) day period.

This Agreement shall not be construed as a waiver or of IWLG relinquishing any other requests, demands, or notices and is sent with reservation of all other warranties, conditions, requirements, rights and remedies of the Master Repurchase Agreement. It is further agreed IWLG shall have the unilateral rights to cancel this Agreement at any given time at IWLG's sole discretion with reasonable notice.

Please execute the bottom portion of this letter as acceptance of the above. After executing, fax the signed copy to my attention @ (949) 706-3949, and mail the original to me. If I may be of any further assistance, please don't hesitate to call me at (949) 475-3619.

Respectfully,


/s/ Viviane Joubran
-------------------
Viviane Joubran
Director
Impac Warehouse Lending Group (IWLG)

Acknowledged and accepted by:


/s/ Keith Haffner                                    July 29, 2003
-----------------------------                        -----------------------
Keith Haffner                                        Date
Geneva Mortgage Corporation